EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File No.s. 333-130998, 333-130997, 333-125919) of Protalex, Inc. of our report dated August 24, 2012, with respect to the financial statements, which appear in the Annual Report of Protalex, Inc. on Form 10-K for the year ended May 31, 2013.

/s/ SHERB & CO, LLP.
SHERB & CO, LLP.

New York, NY
August 28, 2013